                                                                      EXHIBIT 12

                 SINCLAIR BROADCAST GROUP, INC AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
      OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000
                             (DOLLARS IN THOUSANDS)


                                                          1998          1999            2000
                                                          ----          ----            ----
Income (loss) before provision (benefit) for
    income taxes from continuing operations ......     $   6,361      $ (17,019)     $ (30,959)
Fixed charges (a) ................................       138,952        178,281        148,906
                                                       ---------      ---------      ---------
Earnings available for fixed charges and preferred
    stock dividends ..............................       145,313        161,262        117,947
Fixed charges (a) ................................       138,952        178,281        148,906
                                                       ---------      ---------      ---------
Excess of fixed charges over earnings ............     $    --        $ (17,019)     $ (30,959)
                                                       =========      =========      =========
Ratio of earnings to fixed charges ...............         1.0 x           --             --
                                                       =========      =========      =========
Combined fixed charges and preferred stock
    dividends (b) ................................       145,379        184,356        155,116
                                                       ---------      ---------      ---------
Excess of fixed charges and preferred stock
    dividends over earnings ......................     $     (66)     $ (23,094)     $ (37,169)
                                                       ---------      ---------      ---------
Ratio of earnings to combined fixed charges and
    preferred stock dividends ....................          --             --             --
                                                       =========      =========      =========


(a) Fixed charges consist of interest expense, which includes interest on all debt and amortization of debt discount, capitalized interest and deferred financing costs.

(b) Combined fixed charges and preferred stock dividends consist of interest expense, which includes interest on all debt and amortization of debt discount, capitalized interest and deferred financing costs and preferred stock dividends.